Capstone Companies, Inc. – Year End 2019 Financial Results, March 31, 2020

Capstone Companies, Inc.

Year End 2019 Financial Results

March 31, 2020

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
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Capstone Companies, Inc. – Year End 2019 Financial Results, March 31, 2020

C O R P O R A T E   P A R T I C I P A N T S

Aimee Brown, Corporate Secretary

Stewart Wallach, President and Chief Executive Officer

Gerry McClinton, Chief Financial Officer

P R E S E N T A T I O N

Operator

Greetings and welcome to the Capstone Companies Inc. Year End 2019 Financial Results.

At this time all participants are in a listen-only mode. If anyone should require Operator assistance during the conference, please press star zero on your telephone keypad. As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Aimee Gaudet, Corporate Secretary for Capstone Companies Inc. Thank you, you may begin.

Aimee Brown

Thank you, Operator, and good morning to everyone.

As the COVID-19 pandemic continues to spread around the world, Capstone is continuing to consider all recommended and required steps to ensure our employees’ health and safety. Due to recent closures issued by state and local government agencies, today’s webcast has been pre-recorded to avoid any delays.

On the call today is Capstone’s President and Chief Executive Officer, Stewart Wallach, and Gerry McClinton, Capstone’s Chief Financial Officer. During today’s call, they will be discussing the year end 2019 financial results, as well as give us an update on the strategy and outlook.

If you do not have the release that was distributed yesterday afternoon, it is available on our newly launched corporate website at www.capstonecompaniesinc.com.

As you are aware, we may make forward-looking statements during today’s presentation. These statements apply to future events, which are subject to risk and uncertainties as well as to other factors that could cause the actual results to differ materially from where we are today. These factors are outlined in our earnings release as well as in the documents filed by the Company with the Securities and Exchange Commission, which can be found at capstonecompaniesinc.com or at sec.gov.

With that, I’ll turn it over to you, Stewart.

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Capstone Companies, Inc. – Year End 2019 Financial Results, March 31, 2020

Stewart Wallach

Thank you, Aimee, and good morning to everyone. I appreciate your time with us today.

Before introducing Gerry McClinton to review the year end 2019 financial results, I would like to take a few moments to comment on the two greatest challenges we face as both businesspeople and individuals today. Specifically, I am referencing the tariff penalties which we have been facing and the uncertainty of things to come driven by the COVID-19 pandemic.

While we faced the cost increases in 2019 resulting from the Administration’s tariff penalties, our net revenues were only minimally impacted when compared to 2018. However, the costs associated with supporting these revenues were high, as we were compelled to provide support funds when the new retail price positions, driven by these tariffs, were not meeting the projected retail sales velocities. Gerry will provide more details on the expense levels in his presentation.

Relative to the COVID-19 pandemic, while we were prepared to transition the workplace, allowing us to continue business activities with minimal disruption, the impact of the pandemic overseas to our supply chain was significant. This of course will affect our Q1 and Q2 of 2020, particularly the production and planned release of our new Smart Home product portfolio.

I will touch further on these two points following Gerry’s financial presentation.

Gerry McClinton

Thank you, Stewart, and good morning everyone.

As we have discussed over the course of 2019 in previous webcasts, the tariff penalties resulting from the U.S. trade war with China had negative impact on retail price positions and resulted in lower sales.

The resulting higher prices, which reduced sales velocity at the point of sale, caused the Company to provide additional promotional support, and is the reason for the increased marketing allowances in the year. The sole purpose of these marketing allowances was to stimulate sales and reduce carry-over inventory levels.

Early in 2019, we initiated efforts to reduce the reliance on Chinese-only suppliers. We developed an alliance with an OE company in Thailand in 2019, which is currently operational and shipping products under the Capstone brand. As Thailand has a free trade agreement with the United States, we have stabilized pricing, and anticipate this to be a strategic competitive advantage looking forward.

So, let’s look at the numbers.

For the year ended December 31, 2019, net revenues were approximately $12.4 million, a decrease of $0.4 million from $12.8 million in Fiscal 2018.

The reduction in net revenue was primarily the result of the $555,000 increase in promotional allowances provided to retailers in 2019. In fact a total of $1,181,000 of marketing funds were provided to retailers, as compared to $626,000 in 2018.

The planned transition of LED products from licensed brands to the Capstone brand was very successful in the year. All $12.4 million in revenue in 2019 was for the Capstone brand, as compared to $5.4 million in 2018. Licensed brands had zero sales in 2019, compared to $7.5 million in 2018.

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Capstone Companies, Inc. – Year End 2019 Financial Results, March 31, 2020

International sales in 2019 were approximately $1.2 million or 10% of revenue, as compared to $1.3 million or 10% of revenue in 2018.

Gross profit and cost of sales. Gross profit for the year ended December 31, 2019, was approximately $2.4 million of net revenues, compared to gross profit of $2.9 million in 2018. The $555,000 increased marketing funds reduced gross profit by approximately 3.4% and was the main reason for the overall gross profit reduction from 22.5% in 2018 down to 19.6% in 2019.

For the years ended December 31, 2019 and 2018, costs of sales were approximately $10 million and $9.9 million respectively. That’s an increase of $100,000 or 1% from the previous year. This cost represented 80.4% and 77.5% of net revenues for 2019 and 2018 respectively.

The reduction of net revenue, again, was the main reason for the cost percent increase as compared to 2018. However, product unit costs overseas have remained stable during the year, resulting from the stronger U.S. dollar.

Total operating expenses. In Fiscal 2019, total operating expenses were $3.4 million, compared to $4.1 million in 2018. This represented a $774,000 decrease over 2018.

The two areas that had the most impact in reducing operating expenses were sales and marketing and product development expenses.

In Fiscal 2019 and 2018, sales and marketing expenses were approximately $379,000 and $915,000 respectively. That’s a decrease of $536,000.

With the transition from licensed products to the Capstone brands, many sales-related expenses were greatly reduced. Royalty to TTI Floor Care for the Hoover license was zero, a decrease of $312,000 compared to 2018. Royalty for the Duracell licensed product was zero, a reduction of $36,000 compared to 2018. Sales agent commissions in 2019 was $53,000, a decrease of $172,000 from $225,000 in 2018.

Product development expenses. In 2019 expenses were approximately $349,000 as compared to $519,000, a decrease of $170,000 for 2018. In 2019, the Company invested $207,000 in further Smart Mirror development; that’s an $88,000 reduction from 2018, which was higher as most of the initial development expense incurred in that year. We have continued to invest in product design, software development, electrical engineering, product prototyping, and regulatory certifications related to the Smart Mirror project.

In other expense areas, compensation expenses were approximately $1.6 million, an increase of $52,000 from $1.5 million in 2018. This increase resulted from the addition of a new social media specialist position to support the new online marketing campaign.

Operating loss. For the year ended December 31, 2019, the operating loss was approximately $933,000 as compared to $1,244,000 in 2018. That’s an improvement of $311,000 over 2018.

As noted previously, in 2019 the overall operating result was negatively impacted by the $555,000 increased marketing allowances. However, the Company also further invested a total of $497,000 in developing the Smart Mirror technology, constructing new Company websites with e-commerce capabilities, developing social media presence and marketing programs, and also launched the Smart Mirror portfolio at the 2020 CES show.

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Capstone Companies, Inc. – Year End 2019 Financial Results, March 31, 2020

These Smart Mirror programs investments had a negative impact on the overall 2019 results. While we have experienced supply chain delays in the Smart Mirror program, pushing revenue projection to later in 2020, we are confident the strategic transition to the Smart Home category will enable the Company to resume growth and profits.

Other income, expenses net. For Fiscal 2019, other income was approximately $26,000 compared to $55,000 in expense in 2018. The other income was a result of previous accruals not being required and released to income.

The Company, through a combination of efficient cash flow management, favorable payment terms with our overseas suppliers, and a strong cash position, was able to eliminate the need for increasing borrowing or purchase order funding, which resulted in only $3,300 interest in 2019 and zero interest in 2018.

Net loss for Fiscal 2019 and 2018 was approximately $892,000 and $1 million respectively, an improvement of approximately $118,000.

Let’s talk about liquidity and capital resources. In 2019 we worked diligently to improve our balance sheet position to enable us to support the Connected Surfaces project without financial distraction. So, let me highlight a few points of note.

At year end 2019, the cash on hand balance was $3.1 million, a strong cash position.

Accounts receivable were only $13,000, which meant that cash has been collected and we’ve eliminated any risk of non-collection or bad debt.

Inventory in hand was $25,000. These are all active goods and actually have already shipped, so there was no risk of obsolescence in capital tied up in inventory.

Accounts payable was approximately $635,000, and most of that are actually accruals for potential liabilities in the future. Notes and loan payable remained at zero balance.

Spending activities: cash flows provided by or used in operating activities. Cash used in operating activities was approximately $586,000 in 2019, compared to approximately $208,000 provided by activities in 2018.

The negative cash impact of the net loss of approximately $892,000 was partially offset by account collections during the year, which reduced outstanding accounts receivable by $51,000 and $174,000 increase in accounts payable.

Cash flows used in investing activities in 2019 was approximately $34,000 compared to $54,000 in 2018. The Company continued to invest in new product molds and tooling. With the product expansion into Smart Home lighting and Smart Mirror categories, the Company’s future capital requirements will increase.

CIHK has and will continue to negotiate favorable payment terms with our OEM manufacturers to reduce the amounts of up-front cash required when initiating new product line projects.

Cash flows used in financing activities for the year ended December 31, 2019 and 2018, was approximately $71,000 and zero respectively.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
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Capstone Companies, Inc. – Year End 2019 Financial Results, March 31, 2020

The Company during the year repurchased 466,617 shares during the year.

As of December 31, 2019, the Company had zero debt outstanding. At December 31, 2019, the Company has complied with all covenants pursuant to existing credit facilities.

In closing, our resources remain strong. That is, factory relations and payment terms are well established, we have a strong cash balance, and bank support are in place. As of today, we have zero debt.

With these available resources, Management believes that our cash flow from operations, continued support from Sterling National Bank, and support of our Directors when needed, will provide sufficient financial resources for the Company in 2020.

Now, before I sign off, I would just like to reassure our investors that, with the COVID-19 pandemic now impacting the U.S., that staff members are our primary concern. Last year we had the foresight to invest in IT systems that allows all of our employees in China, Thailand, and the U.S. to work remotely. At this time, we are all operating accordingly.

This concludes my financial summary for 2019. I will now turn the call back to you, Stewart.

Stewart Wallach

Thank you, Gerry.

As evidenced by Gerry's presentation, I trust you can fully appreciate the significant investments the Company made to sustain its business across 2019. At the same time, Management demonstrated its ability to contain costs and meet the Smart Home product development initiatives without incurring any debt in the period.

The Company is currently producing and shipping its first LED product from Thailand, providing both Capstone and its customers the benefits derived from the U.S. free trade agreement with Thailand. This achievement will enable Capstone to compete favorably and should positively impact landed costs as early as Q2 2020.

Over the course of 2019, and as discussed in previous webcasts, we made good progress in readying the Company for entry into the electronics Smart Home segment. We were prepared by the end of December 2019 to introduce the Smart Mirror program at the CES 2020 exhibition. We released the Capstone Connected website and detailed the looking forward product line-up for 2020 into ’21.

However, due to the COVID-19 outbreak in China and related supply chain disruptions, the market launch has been delayed, affecting our early 2020 revenues. Whereas our previous distribution models were limited to big box retail, the Company is exploiting e-commerce channels for the Smart Home program, and those sales are expected to commence early in 2020 through our Capstone Connected website and other e-commerce channels under development at this time.

To recap, the following are material highlights of 2019.

Ongoing tariff penalties caused the Company's products to be positioned at higher than planned retail prices. The Company responded to slower than expected sales and provided increased promotional allowances to stimulate sell-through at retail. These allowances reduced the gross profit by approximately a half a million dollars, which contributed to the overall loss.

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Capstone Companies, Inc. – Year End 2019 Financial Results, March 31, 2020

Our initiation of production in Thailand is completed. Our new OE supplier was certified, and the Company began production in late 2019. Capstone Hong Kong is currently producing LED orders in this Thai factory. I would like to add, this factory will also be producing the Smart Mirror program as we move forward.

The Company began development of its marketing programs in support of the Capstone Connected product portfolio early in 2019. The Company hired a highly qualified Digital Marketing Manager to focus on building an online brand presence and initiate an e-commerce advertising campaign. While the Smart Mirror program investments negatively impacted 2019 results, and supply chain delays will push Smart Mirror revenue projections to later in 2020, we are confident the strategic transition to the Smart Home category will enable the Company to resume its growth and profits.

The Company built and launched two new websites: Capstone Connected Home, the e-commerce site, and Capstone Companies corporate website. The Capstone Industries website additionally is nearing completion and is planned to be released in mid-April. I recommend that you visit capstoneconnectedhome.com and capstonecompaniesinc.com. The exact release date for the new capstoneindustries.com will be announced in days ahead.

Substantial investments were made in the development of the Smart Mirror portfolio. The market introduction at CES 2020 in January, followed by the launch of CapstoneConnectedHome.com, have both validated consumer interest.

Two key financial notes that enabled the Company to continue to invest in the business without incurring any debt in the period:

Operating expenses were reduced by $774,000 over 2018.

The Company's strategy to transition out of licensed brands in favor of Capstone brands allowed the Company to save $348,000 in licensing fees.

At this time, I would like to personally thank our long-term shareholders for your continued support. And to our new and potential shareholders, welcome to Capstone 2020.

In closing, stay healthy, and let's all do our part to help mitigate the COVID-19 virus by following the guidance and recommendations of the Center for Disease Control and Prevention, Department of Homeland Security, State Department, and local government guidelines and recommendations from the World Health Organization.

Thank you for your time.

Operator

Ladies and gentlemen, this does conclude today’s teleconference. Thank you for your participation. You may disconnect your lines at this time and have a wonderful day.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
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